Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-258506
Prospectus Supplement No. 4
(To Prospectus dated April 27, 2022)

OWLET, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 27, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258506). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2022 (except for the portion of the Current Report on Form 8-K furnished pursuant to Item 2.02 thereof and the corresponding exhibit thereto not filed with the SEC), which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Owlet, Inc.’s common stock and warrants are listed on the New York Stock Exchange under the symbols “OWLT” and “OWLT WS.” On August 10, 2022, the closing price of our common stock was $2.18 and the closing price of our warrants was $0.37.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 11, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM 8-K
____________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 11, 2022
____________________________
Owlet, Inc.
(Exact name of registrant as specified in its charter)
____________________________

Delaware	001-39516	85-1615012
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 North Ashton Boulevard, Suite 300 Lehi, Utah	84043
(Address of principal executive offices)	(Zip Code)
(844) 334-5330
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
____________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	OWLT	New York Stock Exchange
Warrants to purchase common stock	OWLT WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

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Item 2.02. Results of Operations and Financial Condition.
On August 11, 2022, Owlet, Inc. (the “Company”) issued a press release reporting its financial results for the fiscal quarter ended June 30, 2022 and other information. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02, including the Exhibit 99.1 furnished under Item 9.01, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. Furthermore, the information in this Item 2.02, including the Exhibit 99.1 furnished under Item 9.01, shall not be deemed incorporated by reference into the filings of the Company under the Securities Act of 1933 or the Exchange Act.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2022, the Company announced that Michael Abbott, President of the Company, intends to resign as President and as a member of the Company’s Board of Directors (the “Board”) effective September 1, 2022 (the “Separation Date”). Mr. Abbott has indicated that his resignation from the Board is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Abbott’s departure from the organization, the Company and Mr. Abbott entered into a Separation and Release Agreement (the “Separation Agreement”) on August 11, 2022. Under the Separation Agreement, subject to the timely delivery of an effective release of claims on or following the Separation Date, Mr. Abbott is entitled to receive (i) his continued base salary for one year at an annualized rate of $475,000, (ii) reimbursement of COBRA premiums for Mr. Abbott for up to 12 months and (iii) the accelerated vesting of all of Mr. Abbott’s stock options and 131,579 restricted stock units. The Separation Agreement also provides for Mr. Abbott’s stock options to remain exercisable for up to three years following the Separation Date. Pursuant to the Separation Agreement, Mr. Abbott has agreed not to sell any shares of the Company’s common stock until at least April 15, 2023 and to limit the number of shares of Company common stock sold between April 15, 2023 and June 15, 2023 to 100,000 shares per month.

The description of the Separation Agreement in this Item 5.02 is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

10.1	Separation and Release Agreement dated August 11, 2022.

99.1	Press Release, issued by Owlet, Inc. on August 11, 2022.

104	Cover Page Interactive Data file (the cover page XBRL tags are embedded within the Inline XBRL document).

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owlet, Inc.

Date: August 11, 2022	By:	/s/ Kathryn R. Scolnick
	Name:	Kathryn R. Scolnick
	Title:	Chief Financial Officer